NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER FISCAL 2009 RESULTS; REDUCES DEBT $40 MILLION

MARYVILLE, TN – October 8, 2008 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.01 on net income of $285 thousand for the Company’s first quarter of fiscal 2009, which ended September 2, 2008. This compares to diluted earnings per share of $0.21 on net income of $11.1 million for the first quarter of the prior year.

Quarterly Highlights

Same-restaurant sales for the first quarter decreased 10.8% and 7.9% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, compared to a decline of 4.8% and 2.9%, respectively, in the first quarter of the prior year.

Sandy Beall, Founder and CEO, commented on the results, saying, “The first quarter continued to be challenging for us, the industry, and the consumer. With the weaker economy, housing crisis, and high energy prices, consumers are thinking differently and spending less as reflected in our and the industry’s sales, especially in the South for us where we have the majority of our restaurants.

“In the face of these challenges, our excess cash flow was good. The real positive in this environment is our ability to generate excess cash. We reduced debt $40 million in the quarter and anticipate reducing debt a total of $80-90 million for the year. We also were able to continue to increase our guest satisfaction scores and manage our controllable costs relatively well. We implemented a new menu design during the quarter that has more personality than earlier ones, offers greater value to the guest, and has enabled us to essentially maintain our check (up approximately 1%) compared with last year. Price value is the key in this environment and we plan on promoting our price and value more aggressively in the coming months. With all of our recent initiatives in place, we believe we are well

Ruby Tuesday, Inc.

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October 8, 2008

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positioned and all of our resources are focused on attracting guests and strengthening our balance sheet by paying down debt.”

First quarter fiscal 2009 same-restaurant sales:

	June	July	August	First Quarter
Company-Owned	-8.9%	-12.9%	-11.1%	-10.8%
Domestic Franchise	- 8.3%	- 8.8%	- 6.3%	- 7.9%

Other highlights for the 13-week first quarter:

•	Total revenue decreased 6.6% from the same period of the prior year.
•	The Company opened two new Ruby Tuesday restaurants while eight were closed during the quarter.
•	Domestic and international franchisees opened four new Ruby Tuesday restaurants during the quarter and two were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $99,666,000 and $113,371,000 for the first quarter of fiscal 2009 and 2008, respectively.

•	Total capital expenditures were $6.2 million for the quarter.

Fiscal Year 2009 Guidance

•

Restaurant locations - We plan on opening two Company-owned restaurants during the remainder of fiscal 2009. At this time, we expect to close an additional 10 Company-owned restaurants due to lease expirations. Our domestic and international franchisees plan on opening 15-18 restaurants during the balance of the fiscal year.

•	Same-restaurant sales are expected to decline at a rate in the mid-single digits for the year, improving sequentially throughout the year.

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•	Restaurant operating margins for the year are anticipated to be down reflecting higher labor and other operating costs. Food cost is expected to be down marginally.
•	Other expenses - Depreciation is projected in the $79-$81 million range and selling, general, and administrative expenses are targeted to be down 10-15% from a year earlier.
•

Balance sheet – We continue to evaluate alternatives to strengthen our balance sheet and enhance our financial flexibility. Our most important focus, however, is strengthening our balance sheet by paying down debt from our strong internal cash flow, as we did in the first quarter.

•	Earnings per share for the year are projected to be in the $0.30-0.35 range.
•	Capital expenditures for the year are expected to be in the $23-25 million range.
•	Operating free cash flow is estimated to be in the $80-90 million range.

In closing, Mr. Beall said, “These are difficult times for all. We have made great investments in our brand and our operations teams have executed very well in bringing those investments to life, resulting in the best food, service, team members, and 5-star facilities ever. We are proactively and aggressively running our business to attract guests in to see the new Ruby Tuesday. We believe managing our business for the long term with a sense of urgency to stabilize same-restaurant sales and continuing our focus on paying down debt is the right course of action.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 14 foreign countries. As of September 2, 2008, the Company-owned and operated 715 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 171 and 55 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Steve Rockwell	Phone: 865-379-5700

Vice-President, Finance

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The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2009
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks
	Ended		Ended
	September 2,	Percent	September 4,	Percent	Percent
	2008	of Revenue	2007	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 321,216	99.1	$ 342,994	98.9
Franchise revenue	2,785	0.9	3,803	1.1
Total revenue	324,001	100.0	346,797	100.0	(6.6)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	87,631	27.3	92,693	27.0
Payroll and related costs	109,798	34.2	109,941	32.1
Other restaurant operating costs	70,494	21.9	66,887	19.5
Depreciation and amortization	20,129	6.3	23,593	6.9
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	26	0.0	164	0.0
Selling, general and administrative, net	26,260	8.1	29,753	8.6
Equity in (earnings) losses of unconsolidated franchises	(499)	(0.2)	846	0.2
Total operating costs and expenses	313,839		323,877

Earnings before Interest and Taxes	10,162	3.1	22,920	6.6	(55.7)

Interest expense, net	9,800	3.0	7,099	2.0

Pre-tax Profit	362	0.1	15,821	4.6	(97.7)

Provision for income taxes	77	0.0	4,731	1.4

Net Income	$ 285	0.1	$ 11,090	3.2	(97.4)

Earnings Per Share:
Basic	$ 0.01		$ 0.21		(95.2)
Diluted	$ 0.01		$ 0.21		(95.2)

Shares:
Basic	51,381		52,146
Diluted	51,439		52,429

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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2009
(Amounts in thousands)

	September 2,	June 3,
CONDENSED BALANCE SHEETS	2008	2008
Assets
Cash and Short-Term Investments	$8,759	$16,032
Accounts and Notes Receivable	8,193	10,515
Inventories	21,163	21,323
Income Tax Receivable	3,533	7,708
Deferred Income Taxes	4,962	4,525
Assets Held for Disposal	26,012	24,268
Prepaid Rent and Other Expenses	21,128	20,538

Total Current Assets	93,750	104,909

Property and Equipment, Net	1,069,479	1,088,356
Goodwill, Net	18,927	18,927
Notes Receivable, Net	1,779	1,884
Other Assets	55,823	57,861

Total Assets	$1,239,758	$1,271,937

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$19,456	$17,301
Other Current Liabilities	106,600	97,852
Long-Term Debt, including Capital Leases	545,756	588,142
Deferred Income Taxes	28,408	27,422
Deferred Escalating Minimum Rents	43,153	42,450
Other Deferred Liabilities	62,052	67,252

Total Liabilities	805,425	840,419

Shareholders' Equity	434,333	431,518

Total Liabilities and
Shareholders' Equity	$1,239,758	$1,271,937